CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment of the Registration Statement on Form N-1A of our report dated January 28, 2026, relating to the financial statements and financial highlights of Zacks All-Cap Core Fund and Zacks Small-Cap Core Fund, each a series of Zacks Trust, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Management” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 23, 2026